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                             CONTRIBUTION AGREEMENT

        THIS CONTRIBUTION AGREEMENT (hereinafter referred to as the "Contribution Agreement") is made and entered into as of April 6, 1998 by and between Kimco Bradenton 698, Inc., a Florida corporation (the "Contributor"), and Bay-Gard, Ltd., a Florida limited partnership (the "Operating Partnership") and between Charles W. Wafer (the "Withdrawing Partner"); Milner Investment Corporation; Fargo Investments; Palmetto Holdings I, Inc.; Midway Holdings, Inc.; and J.B. Baldwin Land Company, Inc. (collectively, the "Limited Partners).

                                    RECITALS

A. As of the Effective Time of the Amended and Restated Limited Partnership Agreement, Kimco Bradenton 698, Inc., will become the General Partner of the Operating Partnership in accordance with the terms and conditions set forth herein and Midway Holdings, Inc., Palmetto Holdings I, Inc. and J.B. Baldwin Land Company, Inc., will become a Limited Partner of the Operating Partnership in accordance with the terms and conditions set forth herein.

B. The Operating Partnership represents that it owns the shopping center commonly known as BAYSHORE GARDENS SHOPPING CENTER located in Bradenton, Florida, as shown on the Plan (the "Shopping Center"); and

C. Pursuant to the terms of this Contribution Agreement, the Contributor will contribute cash to the Operating Partnership in exchange for OP Units in the Operating Partnership (the "OP Units"), on the terms and subject to the conditions set forth herein and in the Amended and Restated Limited Partnership Agreement.

        NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, the parties hereto agree as follows:

1. DEFINITIONS. For this Agreement, the following expressions shall have the meanings hereinafter set forth.

        "Adjusted Purchase Amount" means the Unadjusted Purchase Amount minus the Adjustment Amount. In the event that the value of the Adjustment Amount exceeds the value of the Unadjusted Purchase Amount, the Adjusted Purchase Amount will be equal to zero.

        "Adjustment Amount" means the net amount of all adjustments (as set forth in Section 5 or elsewhere in this Agreement) to the value of the Partnership Interests being purchased. The Adjustment Amount will begin at zero and decrease with amounts owed to Pre Closing Partners and increase with amounts owed to Post Closing Partners, as set forth herein.

        "Agreed Upon Value" means $14,405,000.00.

        "Effective Time" means the date and time when the Contribution Amount and Adjusted Purchase Amount are paid by the Contributor, and the Contributor receives the evidence of ownership of its OP Units.

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        "Contribution Amount" means the amount of cash to be contributed to the
Operating Partnership, which does not include the Adjusted Purchase Amount, pursuant to this Contribution Agreement as defined in Section 2.1.

        "Escrow Agent" means Chicago Title Insurance Company.

        "Excess Adjustment Amount" means the Adjustment Amount minus the Unadjusted Purchase Amount, however, if the Adjustment Amount is not greater than the Unadjusted Purchase Amount then the Excess Adjustment Amount will equal zero and will not be relevant.

        "Deposit" means a deposit in the amount of Two Hundred Thousand Dollars ($200,000.00) (plus any interest earned thereon).

        "General Partner" means Kimco Bradenton 698, Inc., a Florida corporation, the post Closing General Partner of the Operating Partnership.

        "Inspection Period" means a period of time commencing on the date Contributor receives a fully signed counterpart of this Contribution Agreement, and expiring at midnight on the thirtieth (30th) calendar day (or the first business day after such thirtieth 30th day if such thirtieth (30th) day is not a business day) thereafter.

        "Permitted Exceptions" means those certain title exceptions set forth in the first preliminary title commitment to be received by Contributor, which Contributor, in Contributor's sole and exclusive judgment shall have approved pursuant to Section 6.

        "Personal Property" means any furniture, furnishings, tools, equipment, supplies (consumable and otherwise) and any other movable property (if any) located at and used in connection with the operation of the Shopping Center which are now or at Closing owned by the Operating Partnership; the files which are in the possession of the Operating Partnership and are required for the efficient operation of the Shopping Center, including sepias, drawings, surveys, plans and specifications; and all licenses, permits, certificates of occupancy (or local equivalent) in the possession of or available to the Operating Partnership. A list of the Personal Property is attached hereto as Exhibit 4.

        "Plan" means the drawing attached as Exhibit 1.

        "Pre Closing" means before Closing.

        "Pre Closing Partners" means the Partners of the Operating Partnership immediately prior to the Closing.

        "Post Closing Partners" means the Partners of the Operating Partnership immediately after the Closing, as listed in Schedule 1 hereto.

        "Post Closing" means after Closing.

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        "Property" means collectively all of the Operating Partnership's rights and interest in the Real Estate, the Personal Property, the Space Leases and all the other assets described in Section 2.

        "Real Estate" means the land described on Exhibit 2 and all of the buildings, building and other fixtures (including permanent shopping center signs), and other improvements constructed thereon.

        "REAs" mean, collectively: (i) that certain Operation and Easement Agreement dated March 27, 1991 between Dayton Hudson Corporation and Bayshore Gardens Venture, recorded at O.R. 1330, Page 1271 (the "OEA"), (ii) that certain Management Agreement of even date therewith among such parties and Beztak Management Company (the "Management Agreement"), and (iii) that certain Declaration of Easements, Restrictions and Reservations by Bay Gard Inc. dated August 23, 1996 (the "Taco Bell REA").

        "Service Contracts" means all written or oral agreements (including purchase orders) pursuant to which goods, services, supplies or other items whatever are furnished on a continuing basis for the operation of the Real Estate. A list of such existing Service Contracts as of the date hereof is attached hereto as Exhibit 5.

        "Space Lease(s)" means all tenant space lease(s), license(s), concessions or other occupancy or use agreements, including all modifications, addenda and supplements thereto and guarantees thereof, applicable to any part of the Real Estate. All existing Space Leases as of the date hereof are listed on Exhibit 3.

        "Unadjusted Purchase Amount" means the Agreed Upon Value less the Contribution Amount less $5 million dollars.

2.      CONTRIBUTIONS

        2.1    Contribution Amount.

        Subject to the terms and conditions of this Agreement, at the Closing, Contributor shall contribute to the Operating Partnership the Contribution Amount which shall be calculated as follows:

        A sum equal to the outstanding amounts (i.e., principal, all accrued interest, and any other amounts then due at Closing) under any existing mortgage or deed of trust (the "Mortgage") encumbering the Property (the "Contribution Amount"). The Contribution Amount shall be applied at Closing to pay in full the Mortgage and any other lien as specified in ss.6.3. The amount of the Deposit shall be applied to pay the Mortgage and shall be a credit to the Contribution Amount.

        2.2    Adjusted Purchase Amount.

        Immediately following the Closing, and subject to the terms and conditions hereof, Contributor shall purchase from each of the Pre Closing Partners, a portion (or in the case of Mr. Charles W. Wafer and any Disqualified Partner as defined in Section 13.3.3, all) of such Pre Closing Partner's partnership interest for the amount equal to the Adjusted Purchase Amount as defined herein, which

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shall be allocated amongst the Pre Closing Partners as set forth in Schedule 1 attached hereto.

        2.3    Allocation of Partnership OP Units Following Purchase.

        Immediately following the purchase of the partnership interests by the Contributor under this Section 2.3, the Amended and Restated Limited Partnership Agreement shall become effective, and each of the Post Closing Partners shall be allocated OP Units as follows:

        (a) The Contributor shall be allocated a number of OP Units equal to the Contribution Amount plus the Adjusted Purchase Amount (rounded up to the nearest whole Unit); and

        (b) The other Post Closing Partners shall be allocated a number of OP Units equal to $5 million dollars minus the Excess Adjustment Amount, if any, (rounded up in each case to the nearest whole Unit) with each individual Partner allocated a portion of such number of OP Units, pro rata in accordance with the figures set forth in Schedule 1 hereto.

2.4     Allocation of Income and Loss.

        Income and loss shall be allocated to the Pre Closing Partners and to the Post Closing Partners in respect of the matters prorated hereof in accordance with the proration allocations.

2.5     Section 754 Election.

        The Operating Partnership shall make an election pursuant to Section 754 of the Internal Revenue Code of 1986, as amended, effective for the taxable period that includes the purchase described in Section 2.2.

2.6     Legal Opinion.

        In recognition of the fact that the Contributor will incur substantial due diligence expenses in connection with the transactions discussed in this Contribution Agreement, Midway Holdings, Inc., the General Partner of the Pre Closing Partners, hereby agrees to furnish the Contributor with a legal opinion from Robert Greene, Esq., or from other counsel reasonably satisfactory to the Contributor, to the effect that all necessary consents from all of the partners of the Operating Partnership to effect the transactions discussed herein have been obtained prior to the date hereof. Such legal opinion shall be delivered to the Contributor concurrently with the execution of this Contribution Agreement.

2.7     Deposit.

        Within two (2) business days after Contributor receives a fully-executed copy of this Agreement, Contributor shall place the Deposit in escrow with Escrow Agent. In the event Contributor elects to cancel and terminate this Agreement pursuant to Section 6.4 or any other provision of this Agreement, the Deposit shall be promptly returned to Contributor by Escrow Agent. Escrow Agent shall hold the Deposit in accordance with Section 3 below. If Closing occurs, then the amount of the Deposit,

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including all interest earned thereon, shall at Closing be paid to the Operating
Partnership and said amount shall constitute a decrease to Contributor's Contribution Amount.

2.8     New Tenants; Credits and Obligations.

        2.8.1 The Unadjusted Purchase Amount is based on all of the tenants set forth in Exhibit 14 (hereinafter collectively referred to as the "New Tenants" and individually as a "New Tenant") being in place (with no cost to Contributor or to the Operating Partnership or to any Partner, following Closing, except as specifically set forth in this Section 2.8) and paying full rent on the Closing Date under leases which provide for full pro-rata reimbursement for real estate taxes, CAM and insurance (hereinafter collectively "Escalation Charges"), and are otherwise in form acceptable to Contributor. Such leases for New Tenants are hereinafter collectively referred to as the "New Leases" and individually as a "New Lease."

        2.8.2 The Pre Closing Partners, jointly and severally, hereby represent, warrant, covenant and agree as follows with regard to the New Leases and New
Tenants:

               (a) Frayne Fashions, Hallmark, Post Net, Jo-Ann Fabrics, Coast Dental and M & M Cafe are now, or as of Closing Time will be, open and paying full base rent and Escalation Charges (without any credits or offsets), and all brokerage commissions, landlord work, and/or tenant reimbursement or allowances (hereinafter collectively referred to as "Landlord Expenses") for or in connection with such New Leases have been paid in full.

               (b) Futon will commence full payment of base rent and Escalation Charges (without any credits or offsets) on or before May 1, 1998. All Landlord Expenses for or in connection with such New Lease have been paid in full.

               (c) GTE Phonemart will commence full payment of base rent and Escalation Charges (without any credits or offsets) on or before June 1, 1998. With regard to GTE Phonemart, except for a tenant build-out allowance of up to Eight Thousand Three Hundred Dollars ($8,300.00) and a brokerage commission to Cushman & Wakefield of up to Seven Thousand Nine Hundred Seventy-Seven Dollars ($7,977.00) (both of which Contributor agrees it will cause the Partnership to pay as and when due following Closing), all Landlord Expenses for or in connection with such New Lease have been paid in full. If the Operating Partnership pays these two amounts prior to the Closing Time, there will be a corresponding decrease to the Adjustment Amount.

        2.8.3 All of the provisions of Section 2.8.2 shall survive Closing. If following Closing any representation, warranty or covenant of the Pre Closing Partners and/or of the Operating Partnership in this Agreement should be breached and in connection with such breach the Contributor or the Operating Partnership incurs any loss or expense or is required to pay out any money (including without limitation non-receipt of any base rent or Escalation Charges after the date above set forth, or payment of any Landlord Expenses not specifically permitted and provided for above), then in such event, notwithstanding anything to the contrary in the Partnership Agreement, any distributions next coming due under the Partnership Agreement to the Pre Closing Partners shall be reduced (pro rata among all such partners in proportion to their respective OP Units) by the aggregate amount of any such losses expenses or payouts (collectively referred to as "Claims"), and the amount of any such

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Claims shall instead be distributed to Contributor (who will be "General
Partner" post Closing) as defined in the Amended and Restated Limited Partnership Agreement. All such amounts shall be treated as having been distributed by the Operating Partnership to the Pre Closing Partners and then paid to the Contributor as compensation for damages.

3.      DEPOSIT.

        3.1 The Deposit shall be invested in escrow in a sound financial institution's money market fund or account, which pays interest or dividends, in Escrow Agent's name separate from its personal and business accounts. All investment decisions shall be made by Contributor. The Operating Partnership shall have no control over such investment decisions. If no Closing occurs, all interest or dividends earned shall be paid to the party entitled to the escrowed proceeds, which party shall pay any income taxes thereon. The parties shall furnish the Escrow Agent with their respective tax identification numbers. At the Closing all interest or dividends earned on the Deposit shall be applied to the Contribution Amount and shall reduce it accordingly. All escrow fees, if any, charged by Escrow Agent shall be equally shared by the Operating Partnership and Contributor.

        3.2 Prior to Closing, Escrow Agent shall hold the Deposit as set forth in Section 3.1 unless (i) Escrow Agent receives notice from Contributor terminating this Agreement pursuant to Section 6.4, in which event Escrow Agent shall forthwith return the Deposit to Contributor without requirement of notifying the Operating Partnership as provided in (ii) below, and without regard to any objection of the Operating Partnership; or (ii) with regard to all situations other than in (i) above, unless either the Operating Partnership or Contributor makes a written demand upon Escrow Agent for the Deposit accompanied by an affidavit signed by the party making the demand stating sufficient facts to show that said party is entitled to receive the Deposit pursuant to the terms of this Agreement. Upon receipt of such demand, Escrow Agent shall give ten (10) days written notice to the other party of such demand and of Escrow Agent's intention to remit the Deposit to the party making the demand on the stated date, together with a copy of the affidavit. If Escrow Agent does not receive a written objection before the proposed date for remitting the Deposit, Escrow Agent is hereby authorized to so remit. If, however, Escrow Agent actually receives written objection from the other party before the proposed date on which the Deposit is to be remitted, Escrow Agent shall continue to hold the Deposit until otherwise directed by joint written instructions from Contributor and the or until a final judgment of an appropriate court. In the event of such dispute, Escrow Agent may deposit the Deposit with an appropriate court and, after giving written notice of such action to the parties, Escrow Agent shall have no further obligations with respect to the Deposit.

        3.3 The parties acknowledge that Escrow Agent is acting as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith or in willful or negligent disregard of this Agreement. Contributor and the Operating Partnership shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the faithful performance of Escrow Agent's duties hereunder.

        3.4 Escrow Agent acknowledges agreement to the provisions of this Agreement applicable to it by signing on the signature page of this Agreement.

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        3.5 If Closing does not take place because of Contributor's default under this Agreement, the Deposit shall be given and/or paid to the Operating Partnership as liquidated damages. The receipt of these damages shall be the Operating Partnership's sole and exclusive remedy and satisfaction for such default or any other default; and upon such receipt, this Agreement shall be null and void and of no further force or effect whatsoever.

        THE CONTRIBUTOR RECOGNIZES THAT, IF THE CONTRIBUTOR FAILS TO PERFORM ITS OBLIGATIONS HEREUNDER, THE OPERATING PARTNERSHIP SHALL BE ENTITLED TO COMPENSATION FOR THE DETRIMENT CAUSED THEREBY. HOWEVER, BOTH PARTIES AGREE THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN THE EXTENT OF THE DETRIMENT AND, TO AVOID SUCH DIFFICULTIES, THE PARTIES AGREE THAT, IF THE CONTRIBUTOR FAILS ITS OBLIGATIONS HEREUNDER, THE OPERATING PARTNERSHIP SHALL BE ENTITLED TO RETAIN THE ESCROW DEPOSIT MADE PURSUANT TO THIS AGREEMENT AS LIQUIDATED DAMAGES. BOTH PARTIES AGREE THAT SUCH AMOUNT STATED AS LIQUIDATED DAMAGES SHALL BE IN LIEU OF ANY OTHER RELIEF TO WHICH THE OPERATING PARTNERSHIP MIGHT OTHERWISE BE ENTITLED BY VIRTUE OF THIS AGREEMENT OR BY OPERATION OF LAW. /s/ JSS [Operating Partnership's Initials] _______________________________
[Contributor's Initials] /s/ BK.

        If Closing shall occur, the Deposit and all interest earned thereon shall be applied to the Contribution Amount. In all other events (including without limitation a cancellation of this Agreement pursuant to a right granted Contributor in this Contribution Agreement), the Deposit shall be returned to Contributor. If the Operating Partnership is in default with respect to the performance of any of its obligations hereunder or if all closing conditions to the Operating Partnership's obligations to consummate the Closing have been satisfied and if the Operating Partnership shall fail or refuse to consummate the Closing, then the Contributor, at its election and as its sole and exclusive remedy, may either (i) waive such objections, defects or imperfections of the Operating Partnership's performance and consummate the Closing with respect thereto; (ii) elect to seek specific performance of this Contribution Agreement in addition to all remedies of law and in equity that Contributor may have; or
(iii) terminate this Agreement, whereupon the Operating Partnership shall not have any further liability of any kind to the Contributor. Notwithstanding the foregoing, in the event Contributor sues for damages in lieu of specific performance, the Operating Partnership's liability for damages shall not in such event exceed the sum of Two Hundred Thousand Dollars ($200,000.00).

4.      MANAGEMENT AND CONDITIONS PRIOR TO CLOSING.

        4.1 Until Closing, the Operating Partnership shall at its own expense, comply with all its obligations under all Space Leases and Service Contracts and the REAs. The Operating Partnership shall operate the Shopping Center in a manner consistent with good practice and in accordance with its insurance company's requirements and applicable federal, state and local laws, ordinances and requirements and the Operating Partnership shall maintain the Real Estate and the Personal Property in the same condition as on the date hereof, reasonable wear and tear excepted, and shall keep the same fully insured against fire and extended coverage.

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               4.1.1 The Operating Partnership also covenants and agrees that, following a date which is five (5) business days prior to the end of the Inspection Period (the "Cutoff Date") and prior to Closing, it shall not take any of the following actions without the prior written consent of Contributor:
(a) effect or permit any change in any of the Space Leases or Service Contracts or the REA; (b) renew or extend the term of any Service Contract or Space Lease;
(c) enter into any new Space Lease or Service Contract or cancel or terminate any REA or any Space Lease or Service Contract; (d) enter into, extend or modify any other agreement affecting the Property the term of which would extend beyond the Closing Date. Prior to the Cutoff Date, the Operating Partnership may take any of the foregoing actions without Contributor's consent, provided that (i) such actions are bona fide, taken in good faith in the exercise of the Operating Partnership's reasonable judgment, and (ii) Contributor is furnished with a true and complete copy of any such new, modified or terminated lease or other instrument within two (2) business days after execution of same.

               4.1.2 In the event that prior to Closing, the Operating Partnership executes any new lease that is not a New Lease, as defined in
Section 2.8.1 (or approved replacement thereof) and has been consented to in writing by Contributor ("Additional Lease"), at Closing all reasonable, bona fide third-party out-of-pocket expenses as to such Additional Lease, including but not limited to brokerage commissions, permit fees, architect and engineer fees, tenant improvement costs and landlord work shall be, if paid Pre Closing, a decrease in the Adjustment Amount. If such expenses have not been paid Pre Closing, they will be assumed as obligations of the Post Closing Operating Partnership.

        4.2 Except as otherwise stated to the contrary in this Agreement, Contributor shall Close with the Property in AS IS physical condition as it exists on the date hereof, subject to reasonable wear and tear between now and Closing but subject also to the provisions of Section 5.1 and Section 6.4.

        4.3 The Operating Partnership agrees that: (a) on and after the date hereof, Contributor and its designated representatives shall have access to the Property for the purpose of making engineering, survey or other inspections and independent investigations; and (b) the Operating Partnership will provide Contributor promptly and without charge with other relevant or necessary information within its possession or control with respect to the Property, including (without limitation) full and accurate copies of Space Leases, Service Contracts, title information or instruments, and books and operating records of the Shopping Center. Contributor agrees to hold the Operating Partnership harmless from any personal injury or property damage caused by Contributor or its designated representatives on the Property in doing any testing, inspections or surveys.

        4.4 Contributor shall have the Inspection Period within which to inspect and examine the Real Estate and Personal Property, and within which to review and examine the Space Leases and Service Contracts and Landlord's correspondence files regarding such Space Leases and Service Contracts.

               4.4.1 In the event that during the Inspection Period, Contributor, in its sole and exclusive judgment, determines not to close the transactions provided for herein, for any reason or for no reason, or if Contributor is not satisfied with the condition of the Real Estate or Personal Property or Space Leases or Service Contracts then, on or prior to the last day of the Inspection Period, Contributor shall have the right to cancel and terminate this Agreement without liability to Contributor by so sending notice to the Operating Partnership with a copy to Escrow Agent on or prior to such day.

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               4.4.2 In the event Contributor does not cancel and terminate this
Agreement prior to the end of the period set forth in Section 6.4, this Agreement shall remain in full force and effect.

               4.4.3 If Contributor cancels and terminates this Agreement pursuant to this Section 4, all non-public information obtained by Contributor from the Operating Partnership during either the Inspection Period or Review Period shall be kept confidential, except to the extent disclosure is required pursuant to applicable law, regulation or court proceeding.

               4.4.4 Contributor shall not conduct any test which requires physical invasion of any of the Property without first obtaining the Operating Partnership's written approval for the specific test to be performed, which approval may be withheld or conditioned in the Operating Partnership's reasonable discretion. All such inspections, investigations and examinations shall be undertaken at Contributor's sole cost and expense. In no event shall Contributor disturb or interfere with the rights of any tenant of the Property. All site inspections and tests shall be scheduled so that a representative of the Operating Partnership shall have the opportunity to be present. Contributor agrees to give the Operating Partnership at least forty-eight (48) hours telephonic notice before making any on-site visit with a Space Tenant occupying less than thirteen thousand (13,000) square feet. Upon any termination of this
Agreement: (i) Contributor shall promptly following request deliver to the Operating Partnership copies of all Contributor's inspection reports; and (ii) Contributor shall restore and repair any damage caused by Contributor's inspections. Notwithstanding any contrary provision of this Agreement, Contributor's performance of its obligations under the preceding sentence (the "Contributor's Termination Obligations") shall survive any termination of this Agreement. Contributor (and by execution of this Agreement, Kimco Realty Corporation) agrees to indemnify the Operating Partnership and hold the Operating Partnership harmless from and against any and all damages, claims, liabilities, expenses and other losses which may be claimed against or be incurred by the Operating Partnership as a result of Contributor's physical testing on the Property or breach of any of Contributor's obligations above. The foregoing indemnification and hold harmless shall include reasonable attorneys' fees and other reasonable costs and expenses. This provision shall survive Closing and termination of this Agreement.

5.      ADJUSTMENTS AND PRORATIONS.

        5.1 The Pre Closing Partners shall be entitled to an adjustment of the Unadjusted Purchase Amount based upon revenues and expenses allocable to the period prior to Closing from the operation of the Property which are received or paid post Closing, and a similar adjustment for revenues and expenses allocable to the period post Closing that are received and paid pre Closing as provided herein. The Pre Closing Partners shall be entitled to all revenue, and responsible for all expenses, allocable to the period ending at 12:00 A.M. on the day Closing occurs. At the Closing all items of revenue and expense with respect to the Partnership assets listed below shall be prorated in accordance with the foregoing principles or in accordance with the rules for specific items set forth hereafter:

               5.1.1 The Operating Partnership shall arrange for a billing under all those Service Contracts for which fees based on usage and with utility companies for a billing for utilities, to include all utilities or service used up to the day Closing occurs, and any unpaid Pre Closing expenses shall increase the Adjustment Amount. In the event any of the Service Contracts set forth in
Exhibit 5 cover

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periods beyond the Closing the same shall be prorated on a per diem basis and any amount owed Post Closing that is a Pre Closing expense shall be an increase in that amount of the Adjustment Amount; any amount prepaid that is a Post Closing expense shall be a decrease in the Adjustment Amount. All Pre Closing expenses shall be allocated to the Pre Closing Partners in accordance with the terms of the Partnership Agreement in effect prior to the Closing. All utility deposits of Operating Partnership on the Closing Date shall either be withdrawn and paid to Pre Closing Partners or the amount of such deposits shall be a decrease in the Adjustment Amount.

               5.1.2 Real estate taxes and personal property taxes on the Property shall be prorated based upon the period (i.e., calendar or other tax fiscal year) to which same are attributable, regardless of whether or not any such taxes are then due and payable or are a lien. Tax prorations shall be based on gross taxes less maximum available discount (4%). As set forth in 5.1.1 above, expenses properly allocated to the period Post Closing and prepaid shall decrease the Adjustment Amount accordingly, and expenses properly allocated to the period Pre Closing that are owed shall increase the Adjustment Amount accordingly. In the event that as of the date Closing occurs the actual tax bills for the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates, mileage's and assessed valuation of the previous year, with known changes, shall be used; and after the Closing occurs and when the actual amount of taxes for the year or years in question shall be determinable, such taxes will be re-prorated between the time periods before and after Closing to reflect the actual amount of such taxes. Notwithstanding the preceding provisions, Section 8.7 shall govern with respect to all general, special and/or betterment assessments on the Property at the date of Closing. Notwithstanding the foregoing, there shall be no proration of real estate taxes to the extent that same are payable by Morrison. In addition, annual tax reimbursement from Tenants (Publix & T.J. Maxx) will be prorated when collected and amounts due Pre Closing Partners will be distributed in cash within 30 days of receipt.

               5.1.3 Percentage rent (i.e., that portion of the rent payable to the landlord by the tenant under a Space Lease which is a percentage of the amount of sales or of the dollar amount of sales), if any, payable under each Space Lease shall be prorated with respect to the lease year thereunder in which the Closing occurs on a per diem basis as and when collected. Any percentage rent collected by the Operating Partnership including any percentage rent which is delinquent and pertaining to (i) an entire lease year or accounting period of a tenant under a Space Lease which ends on a date prior to the date of Closing, and (ii) that portion of a lease year or accounting period of such tenant covering a period prior to the date of Closing where such lease year or accounting period begins prior to the date of Closing and ends thereafter shall in both cases (subject to Section 5.3.1) be distributed in cash to the Pre Closing Partners within 30 days of receipt.

               5.1.4 Gas, water, electricity, heat, fuel, sewer and other utilities charges for which no billing based upon actual usage can be obtained with due diligence, and the governmental licenses, permits and inspection fees and operating expenses relating to the Shopping Center, shall be prorated on a per diem basis and on appropriate adjustment to the Adjustment Amount shall be made as set forth in 5.1.1.

               5.1.5 Common area maintenance expenses and charges, including all expenses and charges payable by or to the Operating Partnership under or in connection with the REAs, shall be prorated. All common area expense payments made by each tenant and such charges paid under its

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Space Lease for the entire lease year during which the Closing occurs, and all common area maintenance payments to the Operating Partnership by other parties under the REA, including in each case end-of-year adjustments, if any, shall be prorated in the following manner: Not later than three (3) days prior to Closing, Pre Closing Partners shall deliver to Contributor a detailed reconciliation showing common area charges ("CAM Charges") billed to Shopping Center tenants (or each other party to a REA, hereafter a "REA Party") required to pay CAM Charges for 1997 and through the Closing Date and showing all CAM Charges incurred by the Operating Partnership for such period prior to Closing. In addition, Pre Closing Partners shall provide to Contributor invoices and other evidence documenting CAM Charges as may reasonably be requested by Contributor. Any excess CAM Charges (or estimates for same) received by the Operating Partnership prior to Closing over the amount of the Pre Closing CAM Charges payable by such tenants, as evidenced by the bills and computations delivery by the Operating Partnership at Closing, increase the Adjustment Amount. Any additional CAM Charges due from tenants for periods Pre Closing shall be billed to tenants (or a REA Party) as and when appropriate for annual reconciliation, and shall be distributed to the Pre Closing Partners pro rata within thirty (30) days if , as and when received by the Operating Partnership after the Closing. The Operating Partnership shall not be required to institute any action or proceeding to collect any pre Closing CAM charges.

               5.1.6 All brokerage and leasing commissions or other compensation due or accrued prior or subsequent to the date of Closing to any broker, agent, or other person in connection with the Property for brokerage or other services rendered to the Operating Partnership, or to any Pre Closing Partner or Post Closing Limited Partner of the Operating Partnership, in connection with the management and/or leasing of the Property prior to Closing shall increase the Adjustment Amount to the extent not paid by the Operating Partnership prior to Closing (it being agreed that payment of all of the foregoing shall be the sole responsibility of Pre Closing Partners). The foregoing shall not apply to bona fide third-party out-of-pocket expenses regarding Additional Leases as set forth in Section 4.1.2, or to those commission expenses set forth in Section 2.8 which shall be paid Post Closing by the Operating Partnership and shall not cause an increase or a decrease in the Adjustment Amount.

               5.1.7 All prepaid rentals, other prepaid payments, security deposits, electric, gas, sewer and water deposits deposited with the Operating Partnership by tenants, (including all accrued interest on all of the foregoing, unless the Operating Partnership is entitled to retain same and evidence that same has been retained in cash by the Operating Partnership is presented at Closing) under any Space Leases, license agreements or concession agreements relating to the Property, shall be set forth in Exhibit 17 to this Agreement and shall be an increase to the Adjustment Amount.

               5.1.8 Pre Closing Partners shall be responsible for any charges, salaries, vacation pay or fringe benefits of employees of any Pre Closing Partners prior to or following the Closing and none of the foregoing shall be prorated.

        5.2 All prorations (and the resultant increase or decrease to the Adjustment Amount) to be made under the foregoing provisions shall be made on the basis of a written statement or statements delivered to Contributor by Pre Closing Partners and approved by Contributor. In the event any prorations, apportionments or computation shall prove to be incorrect for any reason, then either Contributor or Pre Closing Partners shall be entitled to an adjustment to correct same, provided that a written demand to such adjustment is made within six (6) months after the erroneous payment or computation was made. Any adjustment that results in the Pre Closing Partners being required to return cash shall be made by withholding of distributions as provided in Section 2.8.3 and any adjustment that requires Contributor to pay an additional amount to Pre Closing Partners shall be paid by Contributor within thirty (30) days after said demand.

        5.3 All accounts receivable flowing from the Property shall be disposed of as follows:

               5.3.1 Contributor and Pre Closing Partners agree to treat all base or minimum rental payments received from a tenant as first applicable to base or minimum rent which was owed by that tenant, if any, for the month in which Closing occurs until the base or minimum rental amount due for such period has been collected. In the event that there remains any unpaid base or minimum rent for a period prior to the month of Closing, all payments of base or minimum rent received from such tenant shall be applied to sums owed subsequent to Closing before any part thereof shall be treated as belonging to the Pre Closing Partners. In the event that there remains any unpaid tenant receivable other than base or minimum rent (including without limitation any tax, CAM, insurance or percentage rent payments) for any period prior to the Closing, all payments received from any tenant in arrears shall be applied to any sums owed by such tenant subsequent to Closing (whether base or minimum rent or any other amount) before any part thereof shall be treated as belonging to the Pre Closing Partners. Any sums belonging to the Pre Closing Partners in accordance with this
Section 5.3.1 shall be paid to the Pre Closing Partners pro rata, the amounts to be derived with the Percentage for Adjustments set forth in Schedule 1 attached hereto.

               5.3.2 In the event that any tenant of the Operating Partnership shall hereafter apply or shall have heretofore applied for relief under the provisions of any bankruptcy or similar laws for the protection of debtors, the provisions of Section 5.3.1 shall not apply, and the Prior and Post Closing Partners shall have the right to seek collection of their respective accounts, their entitlements being determined by the Closing and the other provisions of this Agreement.

               5.3.3 Neither the Contributor nor Pre Closing Partners shall have the right to enter into any transactions that purport to compromise claims belonging to the other, without the other party's prior written consent.

               5.3.4 If at the time of Closing, any tenants (or REA Parties) owe the Operating Partnership any money, the Operating Partnership shall have the right, subsequent to the Closing, to collect such sums directly from the tenants including bringing lawsuits against the tenants (or REA Parties) for such collection provided that expenses incurred will be equitably apportioned between Pre and Post

Closing Partners based upon amounts owed to the Pre and Post Closing Partners, if any; provided, however, Pre Closing Partners agree that any such legal action or collection shall not include any disturbance of the possession, use or occupancy of the tenants or any right to evict the tenants, whether pursuant to the lease provisions or otherwise, and the Operating Partnership shall not be obligated to join in any lawsuit or in any other way to participate or cooperate with Pre Closing Partners in those collection attempts, unless required to by law for Pre Closing Partners or for the Operating Partnership to maintain its action, and in such event, Operating Partnership will join in such a lawsuit or action only if the same does not include or require disturbance of the possession of any tenants, as aforesaid.

        5.4 At or prior to the time of Closing, the Operating Partnership shall distribute all cash in hand or in bank accounts, other than tenant security deposits, to the Pre Closing Partners.

        5.5 Operating Partnership is entitled to certain credits against impact fees charged by Manatee County (the "Credits"), which credits, Pre Closing Partners warrant, are applicable solely to the undeveloped property. All such Credits shall be transferred by the Operating Partnership at Closing or thereafter as directed by Pre Closing Partners to the Pre Closing Partners or their designee. The Operating Partnership and Contributor shall cooperate (without any obligations to incur any expense) with Pre Closing Partners and/or their designee as to any transfer of such Credits.

6.      TITLE AND SURVEY.

        At Closing, as a condition to Contributor's obligations hereunder, the Partnership (with Contributor as a new general partner) shall have valid, marketable and insurable fee title to the Real Estate subject only to the Space Leases and the Permitted Exceptions and same shall be available for Contributor's inspection.

        6.1 Promptly following the execution of this Agreement, the Operating Partnership shall obtain and deliver to Contributor any survey of the Real Estate in the Operating Partnership's possession or control (the "Survey"); it being understood that Contributor may at its option obtain a new or updated survey; and Contributor shall apply to Chicago Title Insurance Company (the "Title Company") for a binding, irrevocable commitment for an ALTA Form B Fee Title Insurance Policy to be issued to Contributor (the "Title Commitment") in the amount of FOURTEEN MILLION FOUR HUNDRED FIVE THOUSAND DOLLARS ($14,405,000.00) effective as of the date of Closing, evidencing that the Operating Partnership owns and could, if it so desired, convey valid and marketable fee title to the Real Estate, free and clear of all encumbrances except the Space Leases and Permitted Exceptions.

        6.2 Within ten (10) days after Contributor's receipt of both the Title Commitment and Survey (if obtained), but in no event later than the end of the Inspection Period, Contributor shall furnish the Operating Partnership with a schedule of (i) any liens, encumbrances or other title exceptions or state of facts shown on the Title Commitment or Survey, which Contributor, in its sole and exclusive judgment, does not approve, finds unsatisfactory and (ii) any title company requirements which Contributor, in its sole and exclusive judgment, contends the Operating Partnership must satisfy for Contributor to become General Partner. In addition, if Contributor has requested endorsements providing coverage for (a) a perimeter metes and bounds description and contiguity between the parcels which comprise the Real Estate (if comprised of separate parcels) and between the Real Estate and public streets or (b) access from the Real Estate to a public street, or (c) a survey endorsement, or (d) "Fairway" endorsement, or
(e) any other endorsements available in Florida, and the title company has refused to grant such coverages, Contributor shall so inform the Operating Partnership.

        6.3 The Operating Partnership shall have a period of fifteen (15) days following receipt of said schedule to remove, correct, cure or satisfy to Contributor's satisfaction, any survey or title exceptions or Title Company requirements set forth on said schedule and to obtain from the Title Company the endorsements set forth on said schedule. The Operating Partnership shall not be required to remove any title objections, provided that, notwithstanding the foregoing, if any objection consists of a lien in a specified or readily ascertainable dollar amount, including the Mortgage, the Operating Partnership shall pay that amount as specified in Section 2.1, and the Operating Partnership shall be required to remove same, at or prior to Closing, by payment, by bonding or by causing the Title Company to insure, or to commit to insure, over the same or otherwise. If the Operating Partnership fails to remove, at or prior to Closing, any such lien, Contributor may, but shall not be obligated to, increase the Contribution Amount, up to the Agreed Upon Value, in the amount required to remove same. If such increase of the Contribution Amount results in a negative amount for the Unadjusted Purchase Amount, such negative amount shall constitute an addition to the Excess Adjustment Amount. For purposes of this Section 6, a deed of trust or similar instrument shall be deemed to be a mortgage.

        6.4 In the event that the Operating Partnership is unable or (subject to its obligations above set forth) elects not, within said fifteen (15) day period, to remove, correct, cure or obtain endorsements as aforesaid (hereinafter called "title correction"), Contributor shall have the right at its sole option either (a) to terminate this Agreement, in which event the Deposit shall be returned to Contributor and neither party shall, thereafter, have any further liability hereunder, or (b) to accept such stated facts and such title as is disclosed by the Survey and Title Commitment without title corrections thereby waiving any rights against Operating Partnership and the Pre Closing Partners with respect thereto. There shall be a corresponding increase in the Contribution Amount for unremoved mortgages or other liens as above set forth. Said election shall be made by Contributor within ten (10) days following Contributor's receipt of written notification by the Operating Partnership that the Operating Partnership has not been able to or will not obtain title correction.

        6.5 In the event that the Operating Partnership shall undertake title correction as aforesaid, and shall be successful, this Agreement shall continue in full force and effect and Contributor shall close the transaction contemplated hereby in accordance with the terms hereof. In the event that the Operating Partnership shall only be partially successful in obtaining title correction, Contributor shall have the same alternative rights as Contributor would have in the event the Operating Partnership had declined to seek title correction (as set forth in the preceding paragraph of this Section). Contributor shall make its election within ten (10) days after Contributor's receipt of written notice from the Operating Partnership to Contributor of the extent to which title has been corrected.

7.      HAZARDOUS WASTES.

        The Operating Partnership and the Pre Closing Partners, jointly and severally, represent and warrant (and it shall be a condition precedent to Contributor's obligations at Closing) that to the Operating Partnership's best knowledge the Property is in compliance with and does not violate any provisions of the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as the same may be amended from time to time) and/or of any other environmental or other statute relating to "hazardous" or "toxic" substances or any similar statute or statutes enacted in the State in which the Property is located; and that the Operating Partnership has never used the Property for the dumping or storage of any hazardous or toxic substances or wastes and knows of no such use by any other party. The provisions of this
Section 7 shall survive the Closing for a period of nine (9) months. Notwithstanding any provision contained in this Agreement to the contrary, in the event that any environmental inspection, study, report or test results disclose facts or circumstances which cause the basis for Contributor to reasonably believe that additional testing, study or investigation is required, Contributor may extend the Inspection Period for a reasonable amount of time not to exceed an additional thirty (30) days.

                  8. COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE PRE CLOSING PARTNERS.

        The Operating Partnership and the Pre Closing Partners, jointly and severally, covenant, represent and warrant to Contributor the following, all of which shall be required to be true and correct in all material respects on and as of the Closing Date as a condition precedent to Contributor's obligations hereunder, and all of which shall survive the Closing:

        8.1 Organization; Authority. The Operating Partnership has been duly formed and is validly existing limited partnership in the state of Florida, in good standing, and with requisite power to enter this Contribution Agreement and all agreements contemplated hereby. The persons and entities executing this Contribution Agreement and all agreements contemplated hereby on behalf of the Operating Partnership have the power and authority to enter into this Contribution Agreement and such other contemplated agreements and are the persons listed in Schedule 1 there being no other partners to the Operating Partnership; and

        8.2 The Operating Partnership has obtained all consents required to permit all of the transactions contemplated by this Agreement (including but not limited to the admission of Contributor as the sole general partner of the Partnership) and required under any partnership agreement, shareholder agreement, limited liability company agreement, covenant, charter, declaration of trust, or other agreement concerning it or to which it is a party or which is binding upon it or by any law or regulations or any judgment, order or decree of any governmental body, agency or court having jurisdiction, over the Operating Partnership, and this Agreement does not require (i) the consent or approval of any public or private authority which has not already been obtained by the Operating Partnership, or (ii) a subdivision in order to comply with the subdivision regulations of the authorities having jurisdiction; or if required it will be obtained by the Operating Partnership prior to the Closing.

        8.3 The Operating Partnership and the Pre Closing Partners, jointly and severally, makes the representations and warranties to the Contributor as provided in Exhibit 12 attached hereto.

        8.4 The Operating Partnership has not received notice from any governmental authority, mortgagee, tenant, insurer or other party (i) that either the Real Estate or the use or operation of the Shopping Center is currently in violation of any zoning, environmental or other land use regulations, and to the Operating Partnership's knowledge no such notice has been issued; (ii) that the Operating

Partnership is currently in violation or with the passage of time will be in violation of the requirements of any ordinance, law or regulation or order of any government or any agency, body or subdivision thereof (including, without limitation, the local building department) or the recommendations of any insurance carrier or Board of Fire Underwriters affecting the Shopping Center, or that any investigation has been commenced, or is contemplated, regarding any such possible violation; or (iii) asserting that the Operating Partnership is required to perform work at the Shopping Center and to the Operating Partnership's knowledge no such notice has been issued. If the Operating Partnership receives such a notice or a violation is issued or filed prior to Closing, the Operating Partnership shall promptly notify Contributor and shall promptly cure any violation, and in the event that such cure would require an alteration of or addition to the Real Estate or Personal Property or otherwise require an expenditure to cure the violation, the cost of which would exceed $50,000.00, then the Operating Partnership and Contributor shall have the benefit of the provisions contained in Section 9.2. Notwithstanding the foregoing, the Operating Partnership shall have the right to contest any violation if the same does not delay the Closing and if the violation is cured or removed prior to the Closing.

        8.5 There is no pending litigation brought by or against the Operating Partnership or affecting the Property (including, without limitation, the Real Estate and the Space Leases) or the operation of the Shopping Center (including without limitation any bankruptcy proceedings of existing Space Lease tenants) except as set forth on Exhibit 6. The Operating Partnership has no knowledge of any other such threatened litigation which might result in a judicial or equitable mortgage against the Real Estate, or gives rise to a set-off or defense to any tenant under the Space Leases, or prevents the transactions provided for herein, or which might result in a consummation of judgment against the Operating Partnership. If the Operating Partnership is served with process or receives notice that litigation may be commenced against it, the Operating Partnership shall promptly notify Contributor.

        8.6 The Space Leases described in Exhibit 3 comprise all the Space Leases presently existing and each is in full force and effect; no Space Lease has been modified or supplemented except (if at all) as set forth on Exhibit 3; no rent has been paid more than one month in advance by any tenant, and no tenant is entitled to any "free rent" period, defense, credit, allowance or offset against rental; to the Operating Partnership's knowledge, the information set forth in Exhibit 3 is true, correct and complete. Although summaries of Space Leases have been provided by the Operating Partnership, Contributor assumes responsibility to review all Space Leases provided to Contributor and verify that the information set forth in the summaries does not conflict with the terms of the Space Leases. To the Operating Partnership's knowledge, there is no default of either landlord or tenant under any of the Space Leases, and no state of facts which with notice and/or the passage of time would ripen into a default, except as set forth on Exhibit 3. There are no persons or entities entitled to possession of the Property other than those listed on Exhibit 3. No work or installations is required of the Operating Partnership except as specified (if at all) in the Space Leases or in Section 2.8, and in any case, except as set forth in Section 2.8. The Operating Partnership has fully completed all tenant improvements specified in any Space Lease to be the responsibility of the landlord and has paid all tenant construction allowances. No leasing commissions will become due in connection with any Space Lease or the renewal thereof following the Closing, and no understanding or agreement exists in regard to payment of any leasing commissions or fees for future Space Leases (except for commissions for New Leases which Contributor has knowledge of and are expressly set forth in Section 2.8.2). There is no Shopping Center merchant's association.

        8.7 The Operating Partnership will pay all general, special and betterment assessments on the Property which are due and payable prior to the date of Closing and same shall be expenses allocated to Pre Closing Partners; and if on the date of Closing the Property shall be affected by an assessment or assessments, which is (or are) or may become payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the date of Closing, shall be deemed to be due and payable and to be liens upon the Property affected thereby and shall be paid and discharged by the Operating Partnership at Closing and same shall be expenses allocated to Pre Closing Partners.

        8.8 There are not now and will not be on the date of Closing any agreements or understandings relating to the Property that will be binding after Closing, except for the REAs, Permitted Exceptions, Space Leases and Service Contracts; and no alterations, amendments or waivers pertaining to the foregoing will be made by the Operating Partnership except with Contributor's written approval prior to the date of Closing.

        8.9 The list of and information with respect to Service Contracts in
Exhibit 5 is true and complete. To the Operating Partnership's knowledge, there is no material default, or event that with notice or lapse of time or both would constitute a material default, by any party to any Service Contract. The Operating Partnership has received no notice that any party to any Service Contract intends to cancel or terminate such agreement.

        8.10 All permits and authorizations with respect to the Shopping Center now in effect will be in full force and effect as of and will be made available for inspection to Contributor on the date of Closing. Pending applications, if any, will not be withdrawn or permitted to lapse without Contributor's consent, and the Operating Partnership shall promptly notify Contributor of all pending applications.

        8.11 True and complete copies of the most recent real property tax bill(s) for the Real Estate (which include bill[s] for all real estate taxes from all municipal authorities assessing same) are annexed as Exhibit 8. No tax reduction proceedings are pending or outstanding. The foregoing are all the taxes on the Shopping Center or the income therefrom other than Federal and state income taxes on net taxable income for the periods covered in such bills, other than sales taxes due to the State of Florida. There are no special assessments or betterment assessments (whether payable in installments or otherwise) applicable to the Real Estate and no tenant is entitled to any refund of any tax or other payment by reason of tax reduction proceedings affecting current or prior years. Subject to the provisions of Section 5.1.2, all taxes and tax refunds charged or collected with respect to the Property shall be allocated to the Pre and Post Closing Partners in accordance with their respective periods of the Operating Partnership interests.

        8.12 The Operating Partnership, at the time of Closing, will have no material liability (whether direct or indirect, matured or contingent) which reduces the value (directly or indirectly) of the Contributor's partnership interest by an amount that is greater than any such reduction in value, if any, due to such liability that the Contributor would have had, if the Property had been conveyed to a newly formed partnership with no other liabilities with the same partners as the Operating Partnership immediately after the Closing.

        8.13 No property other than the Real Estate is included in the tax assessment of the Real Estate, and there are no unpaid assessments for utility installations. In amplification and not in limitation of the foregoing, there are separate tax lots and assessments for each of Lots 1 through 6 in the Plat of Bayshore Gardens Shopping Center recorded at Plat Book 30, Page 92, Manatee County Records.

        8.14 The Operating Partnership has no employees or hired persons. The Operating Partnership shall have no obligation, liability or responsibility with respect to charges, salaries, vacation pay, fringe benefits or like items of on-site employees or hired persons subsequent to Closing, nor with respect to any management or employment agreements with respect to the Property.

        8.15 The persons or parties signing this Agreement on behalf of the Operating Partnership have the power and authority to enter into this Agreement, to bind the Operating Partnership to the provisions hereof and to comply with the obligations hereunder.

        8.16 Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated will conflict with, result in a breach of or constitute (with or without the giving of notice or the passing of time, or both) a default under, or otherwise adversely affect any Space Lease, any REA (subject to obtaining consent of Target as set forth in Section 13.3.11), or any other contract, agreement, instrument, license or undertaking to which the Operating Partnership or any of its affiliates is a party or by which any of them or any of their respective properties or assets is or may be bound or that relates to the Property in any respect.

        8.17 The Operating Partnership has made all required filings and paid all franchise and other taxes.

        8.18 No tenant under a Space Lease (or REA Party) or other person has any option, right of first refusal or other right to purchase the Property or any part thereof or interest therein in the event of a change in the Operating Partnership, its structure or its General Partner, or in the event of sale. In the event any such option, right of first refusal or other right to purchase does exist on the date hereof, the Operating Partnership shall at Closing deliver to Contributor a written and recordable instrument, signed by the holder thereof, irrevocably and unconditionally waiving, canceling, terminating and annulling any such option, right of first refusal or other right.

        8.19   Intentionally omitted.

        8.20 The Operating Partnership has not received any actual notice claiming that any construction and/or maintenance work required by the terms of any or any REA or other Permitted Exceptions, or by any building, zoning or other law, ordinance or regulation affecting the Property, including without limitation any roadway and utility line construction on the Shopping Center and/or adjacent property has not been satisfactorily completed. The Operating Partnership has no actual notice of any charges, liens or assessments against the Property or against the Operating Partnership for any of same.

        8.21   With respect to the REAs:

               (a) To the knowledge of the Pre Closing Partners, each REA is in full force and effect and has not been modified or supplemented except as set forth in a recorded instrument.

               (b) To the knowledge of the Pre Closing Partners, there is no default under any REA of either the Operating Partnership or any REA Parties, and no state of facts which with notice and/or the passage of time would ripen into a default.

               (c) To the knowledge of the Pre Closing Partners, no unperformed work or installations or unpaid amounts is required of or due from the Operating Partnership under any REA; and, with regard to the OEA and Management Agreement, there exists no unresolved dispute (including without limitation any audit claim) with Target concerning past or current amounts due the Operating Partnership or any predecessor in interest.

               (d) To the knowledge of the Pre Closing Partners, the Operating Partnership is currently (i) the "Approving Party" for the Developer Tract under the OEA, (ii) successor-in-interest to all rights of Developer under the OEA, and an affiliate of the Operating Partnership is the Operator under the Management Agreement; and the Operating Partnership has full right, power and authority to assign all of such positions, interests and titles, if it would choose to do so, without the requirement of consent from any other REA Party or any other party (except that Target must grant approval for any other entity to become the Operator).

               (e) Said Operator, is currently performing all common area maintenance and carrying all common area liability insurance required by or under the OEA or Management Agreement for the Developer Tract and the Target Tract.

               (f) There have been no Common Area Rules adopted under Section
6.24 of the OEA.

               (g) Circumstances have not arisen that would permit an exercise by Developer of any Repurchase Option set forth in OEA Section 6.28; and the Repurchase Option right in said Section 6.28(B) remains in full force and effect.

               (h) All obligations of Developer under that certain Site Development Agreement of even date with the OEA, and between the same parties thereto, have been fully performed and such agreement has terminated.

               (i) Attached as Exhibit 7 is a true copy of the most current Budget under the Management Agreement, and same has been approved by Target.

At Closing, the Operating Partnership shall deliver to Contributor a certificate reconfirming all the foregoing representations as true, correct and complete in all material respects as of the date of Closing.

        Whenever any representation or warranty of the Operating Partnership is stated in this Agreement to be "to the knowledge of the Operating Partnership," such words shall mean and be strictly limited and confined to the actual knowledge of Eric Doy Howell (the "Pre Closing Partner's Representative"). The Operating Partnership represents that the Pre Closing Partner's Representative is the only partner or principal of the Operating Partnership responsible for operation of the Property and who has any material knowledge concerning same. Whenever it is stated in this Agreement that the Operating Partnership has received no notice of a particular matter, it is intended to mean only that Pre Closing Partners' Representative has received no written notice of such matter. Information actually known to the Operating Partnership or to the Pre Closing Partners' Representative excludes information of which the Operating Partnership, Pre Closing Partners' Representative or any other party has constructive or implied knowledge or notice.

        Notwithstanding anything contained in this Agreement to the contrary, all of the representations, warranties and certifications (the "Representations") which are made by the Operating Partnership or by the Pre Closing Partners, jointly and severally, and set forth in this Section 8 or in
Section 7, shall be subject to the following conditions and limitations: (i) the Representations shall survive the Closing (ii) there shall be no liability on the part of the Operating Partnership or on the part of the Pre Closing Partners, after the Closing, for breaches of Representations of which Contributor had actual knowledge prior to the Closing; and (iii) in the event that, after the date hereof and prior to the time of Closing, during the course of Contributor's inspections, studies, tests and investigations conducted by Contributor, or through other sources, Contributor gains knowledge of a fact or circumstance which conclusively shows that a Representation was or has become untrue or inaccurate in any material respect, and such fact or circumstance was not intentionally withheld from Contributor by Pre Closing Partners' Representative, then Contributor shall notify the Operating Partnership of such fact or circumstance, and if the Operating Partnership shall fail to substantially eliminate or otherwise cure any materially adverse effect on the Property which results from the material untruth or inaccuracy of the applicable Representation, within ten (10) days after receiving such notice, then Contributor, if it does not wish to waive such breach and proceed to Closing, shall have the right (as its sole remedy) to declare this Agreement terminated, in which event the Deposit and all interest thereon shall be returned to Contributor.

        SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP AND PRE CLOSING PARTNERS CONTAINED IN THIS AGREEMENT, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE OPERATING PARTNERSHIP AND PRE CLOSING PARTNERS MAKE NO REPRESENTATION, CERTIFICATION OR WARRANTY OF ANY KIND, INCLUDING ANY REPRESENTATION, CERTIFICATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITIONS OR STATE OF REPAIR OF THE PROPERTY, OR ANY PORTION THEREOF, OR OF VISIBLE OR HIDDEN DEFECTS IN MATERIAL, WORKMANSHIP OR CAPACITY OF THE PROPERTY, OR ANY PORTION THEREOF, AND THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE PROPERTY, OR ANY PORTION THEREOF, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THE OPERATING PARTNERSHIP HAS DISCLAIMED ANY EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE MERCHANTABILITY, PHYSICAL CONDITION OR FITNESS FOR PARTICULAR USE OR PURPOSE OF THE PROPERTY OR ANY PORTION THEREOF.

9.      DAMAGE, DESTRUCTION OR REQUIRED ALTERATION OR ADDITION.

        9.1 Prior to Closing, in the event of any damage to or destruction of all or part of the Real Estate (notice of which shall be given to Contributor by the Operating Partnership as soon as practicable following its occurrence), then the Operating Partnership shall promptly repair or replace such damage or destruction, and Closing shall not occur until completion except that if the cost of such repair or replacement exceeds the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), or the
damage would take more than sixty (60) days to repair or rebuild, then in any such case (i) Contributor shall have the right to terminate this Agreement by giving the Operating Partnership written notice of its intention to do so, such notice by Contributor to the Operating Partnership to be given not later than five (5) days after Contributor shall have received the notice from the Operating Partnership of such aforesaid occurrence, (in which event the Deposit shall forthwith be returned to Contributor, whereupon the Agreement shall be null and void and of no further force or effect whatsoever); or (ii) if Contributor elects not to terminate this Agreement, this Agreement shall continue in full force and effect and any insurance proceeds received by the Operating Partnership shall be used to repair the property, provided that, if insurance proceeds are insufficient to pay for such repair in full, then such deficiency will be withheld from future distributions due to the Pre Closing Partners who continued to be Partners Post Closing, pro rata in accordance with their respective OP Units.

        9.2 In the event that any governmental authority having jurisdiction of all or part of the Real Estate notifies the Operating Partnership before the Closing that some alteration of, or addition to, the Real Estate is required to be made by law, rule or regulation (notice of which shall be given to Contributor by the Operating Partnership as soon as practicable after its receipt) or otherwise requires a cure of a violation, then the Operating Partnership shall promptly undertake such alteration or addition or cure and shall accomplish the same before the date of Closing; provided, however, that if the cost of such alteration or addition or cure shall exceed the sum of Fifty Thousand Dollars ($50,000.00) , then in such event the Operating Partnership may either elect to pay the entire cost and cure the same before the Closing or may decline to undertake the same, in which event Contributor shall have the option, exercisable within fifteen (15) days following notice from the Operating Partnership of the requirement and the Operating Partnership's refusal to comply therewith, (i) to terminate this Agreement by giving the Operating Partnership notice thereof (in which event the Deposit shall forthwith be returned to Contributor, whereupon the Agreement shall be null and void and of no further force or effect whatsoever); or (ii) to proceed with the Closing, in which event the Adjustment Amount shall be increased by the actual amount necessary to cure up to the maximum sum of Fifty Thousand Dollars ($50,000.00) . If such notice is not timely given by Contributor, Contributor will be deemed to have elected option (ii).

10.     EMINENT DOMAIN.

        The Operating Partnership represents it knows of no eminent domain proceedings affecting or threatened against the Property. In the event that any eminent domain proceedings affecting the Property shall be threatened, contemplated, commenced or consummated prior to the Closing (notice of which shall be given to Contributor by the Operating Partnership as soon as practicable after receipt by the Operating Partnership), Contributor shall have the right to terminate this Agreement, by written notice given to the Operating Partnership within fifteen (15) days after the Operating Partnership has given Contributor the aforesaid notice, (in which event the Deposit shall forthwith be returned to Contributor, whereupon the Agreement shall be null and void and of no further force or effect whatsoever). If this Agreement is not so terminated, Pre Closing Partners at Closing shall assign to Contributor their entire right, title and interest in and to any award.

11.     CONTRIBUTOR'S CONDITIONS TO CLOSING.

        Contributor's obligation at Closing to consummate the transactions herein contemplated is expressly conditioned upon the following (unless waived in writing and signed by Contributor), and if all these conditions are not satisfied at the Closing, Contributor may terminate this Agreement in which event the Deposit shall forthwith be returned to Contributor, whereupon this Agreement shall be null and void and of no further force or effect whatsoever. The following conditions may be waived by the Contributor in its sole and absolute discretion.

        11.1 The Operating Partnership's warranties and representations, and the Pre Closing Partner's warranties and representations, set forth herein shall be true and correct in all material respects as of the date of Closing and the Operating Partnership and the Pre Closing Partners shall have performed each and all of their respective covenants and agreements hereunder within the time provided.

        11.2 At Closing, the Pre Closing Partners, shall deliver estoppel certificates in the form and substance of Exhibit 9, dated not more than thirty
(30) days prior to the Closing Date, from all Space Tenants occupying five thousand (5,000) square feet or more and from not less than seventy-five (75%) percent of Space Tenants occupying less than five thousand (5,000) square feet. The estoppel certificates shall confirm the information set forth in Exhibit 3 and the other matters contained in said form. In the event the Pre Closing Partners fail to comply with the preceding provisions of this Section 11.2, and delivers less than one hundred (100%) percent of estoppels from Space Tenants occupying more than five thousand (5,000) square feet, then Contributor shall have the right to terminate this Agreement and obtain the return of the Deposit; however, if Contributor elects not to terminate (or, in any event, with regard to any such Space Tenant estoppel not delivered even if Contributor would not have a right to terminate), the Pre Closing Partners, jointly and severally, shall, at Closing, furnish estoppel certificate(s) in lieu of any missing tenant estoppel certificates. The estoppel certificate(s) furnished by the Pre Closing Partners, jointly and severally, (which shall survive Closing) shall also be in form and substance of Exhibit 9. Notwithstanding the foregoing, the Pre Closing Partners shall not be required to deliver an estoppel containing an assertion that the Pre Closing Partners, in good faith believe to be untrue. If any such estoppel from the Pre Closing Partners is not in the form or substance of
Exhibit 9, Contributor shall have the right, at its option, to accept such varied estoppel from the Pre Closing Partners, or to terminate this Agreement and obtain the return of the Deposit.

        11.3 There shall have been no breach on the part of the Operating Partnership or any Pre Closing Partner of any covenants set forth in Section 4.

        11.4 No Space Leases over five thousand (5,000) square feet shall have been terminated or canceled or the premises demised thereby surrendered; nor shall any tenant(s) over five thousand (5,000) square feet have ceased operating business at the Shopping Center or given the Operating Partnership a notice of its intent to cease operating; nor shall any tenant(s) have filed for protection under the United States Bankruptcy Act.

        11.5 Concurrently with the Closing, the Operating Partnership and/or the Pre Closing Partners and/or Midway Holdings, Inc., shall have executed and delivered to the Contributor the documents required to be delivered pursuant to
Section 13 hereof;

        11.6 The Operating Partnership shall have obtained all necessary consents or approvals of governmental authorities or third parties to the consummation of the transactions contemplated hereby;

        11.7 The Operating Partnership shall not have breached any of its covenants contained herein in any material respect;

        11.8 No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending or threatened; and

        11.9 Subject only to payment of its premium for same, the Title Company shall be prepared to issue at Closing (or prepared to unconditionally commit to issue at Closing, with no "gap"), its title policy in favor of the Partnership (with Contributor as new, sole general partner), in the required form (including all endorsements) set forth in Section 6, subject only to the Permitted Exceptions.

12.     ASSIGNMENT; DESIGNATION OF GRANTEES.

        12.1 Contributor shall have the right to assign this Agreement and all of its rights under this Agreement on or prior to the Closing Date to any affiliate of Kimco Realty Corporation, provided that upon such assignment any such assignee shall, in writing, affirmatively assume all obligations of Contributor hereunder.

        12.2 Neither the Contributor nor any of the Pre Closing Partners shall assign its rights or its interest in and to this Agreement, or any of its rights or interests in the Operating Partnership; nor shall the Operating Partnership be deemed to be discharged of any of its duties hereunder as a result of any assignment or of any delegation by Contributor of any such duties.

13.     THE CLOSING.

        13.1 The Closing shall be held no later than ten (10) days after the end of the Inspection Period (as defined herein, and as such period may be extended pursuant to the terms hereof) at the offices of Contributor's attorneys, 3333 New Hyde Park Road, Suite 100, New Hyde Park, NY 11042, at 10:00 A.M. on the Closing Date [or at such other time and place as the parties hereto may agree] (the "Closing " and the "Closing Date"). Upon request of the Operating Partnership at least five (5) business days prior to Closing, Closing shall be effectuated through escrow arrangements with the Title Company.

        13.2 At Closing, Contributor shall contribute the Contribution Amount and pay the Adjusted Purchase Amount, and Contributor shall execute and deliver such instruments as the Operating Partnership may reasonably desire in connection with or to consummate the transactions contemplated by this Agreement, including the Amended and Restated Limited Partnership Agreement attached hereto as Exhibit 15. In addition, Contributor shall cause Kimco Realty Corporation to execute and deliver the Registration Rights Agreement attached hereto as Exhibit 16.

        13.3 At Closing, the Operating Partnership, and/or the Pre Closing Partners, shall execute and/or deliver to Contributor the following:

               13.3.1 Intentionally Omitted.

               13.3.2 Evidence satisfactory to the Contributor that all actions taken by the Operating Partnership pursuant to this Contribution Agreement have been approved pursuant to the requirements of the organizational documents of the Operating Partnership; and

               13.3.3 "Accredited Investor" questionnaires in the form of
Exhibit 11 attached hereto ("Questionnaires") and made a part hereof from the Operating Partnership and each of the partners of the Operating Partnership who own or will own OP Units; provided, however, if a partner of the Operating Partnership is unable to deliver a Questionnaire (a "Disqualified Partner"), such Disqualified Partner hereby agrees to sell to Contributor at Closing all of its remaining interests in the Operating Partnership for an amount equal to the value of the OP Units such Partner would have been allocated as calculated in
Section 2.3(b).

               13.3.4 The certificate provided in Exhibit 12 attached hereto reconfirming the representations provided for in Section 8.

               13.3.5 Such affidavits; "mechanic's lien", "gap", "parties in possession" or other the Operating Partnership indemnities; evidence of authority; releases of liens; or other instruments as the Title Company may reasonably request to issue, or commit to issue, a title policy satisfactory to Contributor in accordance with Section 6;

               13.3.6 Such other instruments as Contributor may reasonably desire in connection with or to consummate the transactions contemplated by this Agreement; including without limitation an indemnity in a form satisfactory to Contributor, to Contributor and/or the Title Company against any loss by reason of title claims or defects known to any partner of the Operating Partnership but not disclosed to Contributor and Title Company prior to Closing.

               13.3.7 All estoppel certificates referred to in Section 11.2 in the forms required and permitted in said Section.

               13.3.8 A FIRPTA affidavit from each Pre Closing Limited Partner in form reasonably satisfactory to Contributor to the effect that none of the Pre Closing Partners is a "foreign person." If any of the Pre Closing Partners is a "foreign person" (as defined in IRC Section 1445(f)(3) and the regulations issued thereunder), or if any of the Pre Closing Partners fails or refuses to deliver the non-foreign affidavit required by this paragraph, or if Contributor receives notice that any such affidavit is false, or Contributor has actual knowledge that any such affidavit is false, Contributor shall increase the Adjustment Amount in an amount equal to a tax of ten (10%) percent of that Pre Closing Partner's pro rata share (according to the percentages set forth in Schedule 1 attached hereto) of the Adjusted Purchase Amount, as required by IRC
Section 1445. If any such withholding is made by Contributor, the Pre Closing Partners' obligation to deliver title hereunder shall not be excused or otherwise affected. Contributor shall remit such withheld amount to the IRS and file the required form with the IRS, and if any of the Pre Closing Partners claims that the amount so withheld by Contributor and remitted by Contributor to the IRS exceeds the amount required to be withheld under the IRC for any reason whatsoever, that Pre Closing Partner's remedy with respect to such claim shall be limited solely to an action against the IRS for refund, and each of the Pre Closing Partners hereby waives any right of action against Contributor on account of such withholding. The provisions of this
Section 14.3.12 shall survive the Closing hereunder.

               13.3.9 An estoppel certificate from Target substantially in the form of Exhibit 13, and an estoppel certificate from the owner of Lot 3 in the form required by Section 6 of the Taco Bell REA (confirming no amendments and no defaults); in each case dated not more than thirty (30) days prior to Closing.

               13.3.10 Such notice to the other REA Parties respecting the change in General Partner as may be required by the REA or as Contributor may otherwise request.

               13.3.11 Such other documents as may be required or as Contributor may request to assign to the Operating Partnership the entire right, title and interest as "Developer", "Approving Party", and "Operator" under the REAs, including without limitation a resignation of the current Operator and written consent of Target to the Operating Partnership, with its new General Partner, or at Contributor's option to Kimco Realty Corporation or any subsidiary thereof, as Operator.

               13.3.12 The 1997 Statement and supporting documentation required by Section 7 of the Management Agreement.

               13.3.13 Notwithstanding anything to the contrary set forth in this Agreement, at or prior to Closing, the Operating Partnership shall have the right, at its sole cost and expense, to convey Lots 2 and 6 to all or any of the Pre Closing Partners or to any third party. In such event, however, at the time the Operating Partnership conveys such Lots 2 and 6, i.e., either at or prior to Closing, the Operating Partnership shall cause to be executed, delivered and recorded (at the sole expense of the Operating Partnership), a Declaration of Restrictions for Lots 2 and 6, in form reasonably acceptable to Contributor and the Pre Closing Partners, which shall:

                      (i) restrict height of buildings to be constructed on such Lots to one story and no more than twenty-two (22') feet;

                      (ii) restrict size of buildings that may be constructed thereon to no more than five thousand (5,000) square feet for Lot 2 and no more than five thousand (5,000) square feet for Lot 6;

                      (iii) restrict areas for placement of buildings and signs to designated areas, which are to be subject to Contributor's reasonable approval;

                      (iv) provide that plans for construction of any improvements (including without limitation parking areas and driveways) are to be subject to Contributor's prior written approval, not to be unreasonably withheld;

                      (v) provide that each such Lot shall be required to have (on a self-contained basis without taking into account parking spaces on other portions of the Shopping Center) not less than (1) five (5) parking spaces for each one thousand (1,000) square feet of building area, or (2) such greater parking ratio as may be required by law or the OEA;

                      (vi) contain provisions for a right of first refusal for Contributor on any bona fide offers to purchase either Lot 2 and/or Lot 6; to the effect that if the owner of either Lot 2 and/or Lot 6 (hereinafter referred to as the "Lot Owner") receives a bona fide, executed contract of sale from a prospective buyer that the Lot Owner desires to enter into, before the Lot Owner executes same, it will present same to Contributor, who shall have a period of ten (10) days to exercise, by giving notice to , a right to buy the property for the price therein set forth, closing within thirty (30) days, title subject only to matters which are Permitted Exceptions under this Agreement, possession to be vacant and free of any leases or service contracts; and otherwise upon material terms substantially similar to this Agreement (except there shall be no due diligence period).

                      (vii) prohibit uses that would conflict with or violate the OEA, Taco Bell REA, or any other existing lease (i.e., exclusive or restrictive provisions thereof) on the Closing Date or other agreement of or affecting the Shopping Center on the Closing Date; and

                      (viii) contain such other provisions, including cross-access rights and cross-parking as may be reasonably typical, appropriate, and acceptable to the parties.

               13.3.14 An assignment to Contributor by the Pre Closing Partners of (1) all of Charles W. Wafer's partnership interests, and (2) that portion of partnership interests as are being purchased by Contributor at Closing in a form reasonably acceptable to Contributor.

        13.4 At Closing, Contributor shall pay the cost of a title policy to be issued in the amount of the Agreed Upon Value of the Property in the form referred to in Sections 6.1 and 6.2, and all costs of any new or updated Survey that Contributor orders.

14.     BROKERS.

        Contributor, the Operating Partnership, and Pre Closing Partners each represent and warrant that they dealt with no broker or finder in connection with this transaction other than Oakmont Capital Resources (the "Broker"), whose commission is to be paid by Contributor pursuant to separate agreement (but only if, as and when earned in accordance with such agreement); and each agrees to defend, indemnify and hold the other harmless from and against any and all loss, liability and expense, including reasonable attorney's fees, the indemnified party may incur arising by reason of the above representations being false. The provisions of this Section 14 shall survive Closing.

15.     NOTICES.

         All notices, demands, requests, consents, approvals or other communications (for the purpose of this Section collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be valid only if in writing and sent by registered or certified United States mail, return receipt requested, postage prepaid, or delivered by Federal Express or UPS courier service, addressed as follows:

To Contributor:                     Kimco Bradenton  698, Inc.

                                    c/o Kimco Realty Corporation
                                    3333 New Hyde Park Road, Suite 100
                                    New Hyde Park, NY   11042-0020
                                    Attention:  Mr. Michael V. Pappagallo
                                    Chief Financial Officer
                                    Fax:  (516) 869-9001

                                    with a copy to:

                                    Bruce M. Kauderer, Esq.
                                    Vice President, Legal
                                    3333 New Hyde Park Road, Suite 100
                                    New Hyde Park, NY   11042-0020
                                    Fax:  (516) 869-7199
                                    and to:

                                    Latham & Watkins
                                    885 Third Avenue, Suite 1000
                                    New York, NY 10022
                                    Attention: Raymond Lin, Esq.
                                    Fax:  (212) 751-4864

To The Operating Partnership, and to each Pre Closing Partner c/o:

                                    Bay-Gard, Ltd.
                                    5306 Cortez Road West, Suite Four
                                    Bradenton, FL  34210
                                    Attention:  Eric Doy Howell
                                    Fax:  941-795-0919

                                    and to:

                                    Greene Donnelly & Schermer
                                    1301 Sixth Ave. W., Suite 400
                                    Bradenton, FL  34205
                                    Attention: Robert F. Greene, Esq.
                                    Fax:  941-747-6937

To the Escrow Agent:                Chicago Title Insurance Company
                                    1211 Avenue of the Americas, 28th Floor
                                    New York, NY  10035
                                    Att:  Kenneth C. Cohen, Esq.

or such other address as such party shall hereafter have specified by Notice given by the same means. Any Notice shall be deemed given when delivered to the carrier delivering same, delivery charges prepaid, and properly sealed and addressed. Any Notice may also be given by telecopier to the following numbers:
Operating Partnership 941-795-0919, Contributor 516-869-7199, and Escrow Agent 212-840-8694 Att: Kenneth C. Cohen, Esq., provided that a "hard copy" of such notice is sent within one (1) business day after such telecopier transmission in the manner above set forth; and in the case of notice by telecopier (with confirmation sent as aforesaid), notice shall be deemed given upon electronic confirmation of receipt.

16.     GOVERNING LAW.

         This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Florida.

17.     ENTIRE AGREEMENT.

        This Contribution Agreement, together with the Schedules and Exhibits hereto and thereto, represents the entire understanding and agreement between the Operating Partnership and the Contributor with respect to the subject matter hereof and supersedes all prior negotiations, representations and agreements made by and between such parties (other than written agreements and other documents entered into or delivered pursuant hereto or in connection herewith). This Contribution Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by a written instrument making specific reference to this Contribution Agreement signed by the Operating Partnership and the Contributor. Waiver by the Operating Partnership and/or the Contributor, as the case may be, of any breach or default hereunder by any other party shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and their respective successors or assigns.

18.     SURVIVAL.

        The several representations and warranties of the parties contained herein, and the indemnities relating to breaches thereof, shall survive the Closing; provided, however, that with respect to the representations and warranties made in Exhibit 12, Items I through P, and any claims made with respect thereto shall survive until ninety (90) days after the expiration of the applicable statute of limitations (with extensions).

19.     TITLES AND HEADINGS.

        Titles and headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

20.     ATTACHMENTS.

        Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is hereby incorporated in this Agreement by this reference.

21.     FURTHER ASSURANCES.

        The Operating Partnership and the Contributor, at the request of the other party, at or after the Closing, will promptly obtain, execute and deliver, or cause to be obtained, executed and delivered, to the other party such assignments, endorsements, and other such instruments or documents to be executed by the Operating Partnership and the Contributor, as the case may be, in addition to those otherwise required by this Contribution Agreement, in form and substance reasonably satisfactory to the other party, as such other party may reasonably deem necessary or desirable so as to carry out or implement any provision of this Contribution Agreement.

22.     MISCELLANEOUS.

        This Agreement shall extend to and be binding upon the legal representatives, heirs, executors, administrators and, subject to the provisions of this Agreement, the permitted assigns of the parties hereto. All references to "Sections" and "Articles" shall be deemed to be references to Sections and Articles of this Agreement unless otherwise indicated or unless the context otherwise requires.

23.     AUTHORITY.

        Each party warrants authority and due execution of this Agreement.

24.     PRESS RELEASES.

        No press releases or other public announcements regarding the Amended and Restated Limited Partnership Agreement or this Contribution Agreement shall be issued by the Operating Partnership or the Contributor without the mutual prior consent of both parties, except that in the event that the parties are unable to agree on a press release and legal counsel for one party is of the opinion that such press release is required by law, then such party may issue the legally required press release.

25.     RULES OF CONSTRUCTION.

         The provisions of this Agreement shall be construed, in all respects, without reference to any rule or canon requiring or permitting the construction of provisions of documents against the interest of the party responsible for the drafting of the same, it being the intention and agreement of the parties that this Agreement be conclusively deemed to be the joint product of both parties and their counsel.

26.     EXPENSES.

        Except as otherwise provided in this Contribution Agreement, all legal and other costs and expenses incurred in connection with this Contribution Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

27.     OPERATING PARTNERSHIP'S CONDITIONS TO CLOSING.

        Operating Partnership's obligations at Closing are expressly conditioned upon the following (unless waived in writing signed by the Operating Partnership), and if all these conditions are not satisfied at Closing, the Operating Partnership may terminate this Agreement, in which event the Deposit shall forthwith be returned to Contributor, whereupon this Agreement shall be null and void and of no further force and effect:

        Contributor's warranties and representations set forth herein shall be true and correct in all material respects as of the date of Closing and Contributor shall have performed each and all of its covenants and agreements hereunder within the time provided.

28.     ATTORNEYS FEES AND COSTS.

        In the event of litigation between the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party, all reasonable attorneys' fees and costs incurred by the prevailing party as to such litigation.

29.     COUNTERPART PROVISION.

        This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this agreement may contain more than one counterpart of the signature page and this agreement may be executed by the affixing of the signatures of each of the Partners to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

                      [REST OF PAGE LEFT INTENTIONALLY BLANK]

               IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

                                 "CONTRIBUTOR"

                                 KIMCO BRADENTON 698, INC.,
                                 a Florida corporation


                                 By: /s/ Bruce M. Kauderer
                                    ---------------------------------
                                 Name: Bruce M. Kauderer
                                      -------------------------------
                                 Title: VP
                                       ------------------------------


                                 "OPERATING PARTNERSHIP"

                                 BAY-GARD, LTD.


                                 By: MIDWAY HOLDINGS, INC.,
                                     a Florida Corporation,
                                     a Pre Closing general partner

                                     By: /s/ Eric Doy Howell
                                        ---------------------------------
                                     Name: Eric Doy Howell
                                          -------------------------------
                                     Title: President
                                           ------------------------------

                                 By: PALMETTO HOLDINGS I, INC.
                                     a Pre Closing General Partner

                                     By: /s/ John Jamerson
                                        ---------------------------------
                                     Name: John E. Jamerson
                                          -------------------------------
                                     Title: President
                                           ------------------------------

                                 By: J.B. BALDWIN LAND COMPANY,
                                     INC.
                                     a Pre Closing General Partner

                                     By: /s/ J. B. Baldwin
                                        ---------------------------------
                                     Name: J. B. Baldwin
                                          -------------------------------
                                     Title: Pres.
                                          -------------------------------

                                 /s/ Charles W. Wafer
                                 ----------------------------------------
                                 Charles W. Wafer, Partner Withdrawing from
                                 Operating Partnership


                                 MILNER INVESTMENT CORPORATION


                                 By: /s/ Reese L. Milner
                                    ---------------------------------
                                 Name:
                                      -------------------------------
                                 Title: President
                                       ------------------------------


                                 FARGO INVESTMENTS


                                 By: /s/ B. Freeman
                                    ---------------------------------
                                 Name: B. Freeman
                                      -------------------------------
                                 Title: GP
                                       ------------------------------


                                 PALMETTO HOLDINGS I, INC.


                                 By: /s/ John E. Jamerson
                                    ---------------------------------
                                 Name: John E. Jamerson
                                      -------------------------------
                                 Title: President
                                       ------------------------------


                                 MIDWAY HOLDINGS, INC.


                                 By: /s/ Eric Doy Howell
                                    ---------------------------------
                                 Name: Eric Doy Howell
                                      -------------------------------
                                 Title: President
                                       ------------------------------


                                 J.B. BALDWIN LAND CO.


                                 By: /s/ J.B. Baldwin
                                    ---------------------------------
                                 Name: J.B. Baldwin
                                      -------------------------------
                                 Title: Pres.
                                       ------------------------------

        The undersigned here Named executes this Agreement for the sole purpose of agreeing to be bound by the indemnification provisions in favor of the Operating Partnership set forth in Section 4.4.4, including without limitation the survival provisions of the last sentence thereof.

                                 KIMCO REALTY CORPORATION,
                                 a Maryland Corporation,


                                 By: /s/ Bruce M. Kauderer
                                    ---------------------------------
                                 Name: Bruce M. Kauderer
                                      -------------------------------
                                 Title: VP
                                       ------------------------------

WITNESSES:            /s/ Susan L. Masone
                      ----------------------------


WITNESSES:            /s/ Illegible
                      ----------------------------

                                   SCHEDULE 1

--------------------------------------------------------------------------------

                             Unadjusted Purchase    Percentage for   Value of OP
Pre Closing Partner                Amount*           Adjustments*       Units*
--------------------------------------------------------------------------------

Charles W. Wafer                  548,363**            7.142857%              0


Milner Investment
Corporation                       167,655**            7.142857%        380,708

Fargo Investments                 838,273**           35.714286%      1,903,541

Palmetto Holdings I, Inc.         156,041**           10.000000%        500,000

Midway Holdings, Inc.             328,542**           20.000000%      1,221,277

J.B. Baldwin Land
Company, Inc.                     251,225**           20.000000%        994,474
                                                                        -------

Totals                           2,290,099**         100.000000%      5,000,000
                                                                      ---------


The Adjusted Purchase Amount shall be allocated to the Pre Closing Partners as follows:

**These numbers are derived based upon the assumption that the Contribution Agreement will equal $7,114,901. However, the Parties to this Agreement anticipate the possibility that the actual Contribution Amount at Closing will vary, due to additional lien(s) and/or amortization. All changes to the Unadjusted Purchase Amounts will be distributed amongst the Pre Closing Partners according to the Percentage for Adjustments listed above.

*This schedule of Unadjusted Purchase Amount, and/or Percentage for Adjustments, and/or Value of OP Units can be changed at closing, provided that the total value of OP Units is not less than $4 million minus the Excess Adjustment Amount, if any, and further provided that all Pre Closing Partners unanimously consent in writing to the new percentages and/or values.

                              SCHEDULE OF EXHIBITS

    Exhibit 1                Plan

    Exhibit 2                Description of Real Estate

    Exhibit 3                Schedule of Space Leases

    Exhibit 4                Schedule of Personal Property

    Exhibit 5                Schedule of Service Contracts

    Exhibit 6                Litigation

    Exhibit 7                Current Budget under Management Agreement

    Exhibit 8                Tax Bills

    Exhibit 9                Tenant Estoppel Certificate

    Exhibit 10               Intentionally Omitted

    Exhibit 11               Accredited Investor Questionnaire

    Exhibit 12               Representations and Warranties

    Exhibit 13               Form of REA Estoppel

    Exhibit 14               New Tenants

    Exhibit 15 Amended and Restated Limited Partnership Agreement of Bay-Gard, Ltd.

    Exhibit 16               Registration Rights Agreement

                                   EXHIBIT 12

                         REPRESENTATIONS AND WARRANTIES

               Representations and Warranties for Benefit of the Contributor. The Operating Partnership and each Pre Closing Partner hereby warrants and represents to the Contributor that each of the following statements is true and correct as of the date of this Contribution Agreement and shall be true and correct on the Closing Date:

                           A.  The  representations, warranties and covenants
made by the Operating Partnership herein are true and accurate in all material respects.

                           B.  The Operating Partnership has full power and
authority to enter into and perform this Contribution Agreement in accordance with its terms and this Contribution Agreement has been duly executed by the Operating Partnership and is enforceable against the Operating Partnership in accordance with its terms, and the documents delivered to the Contributor at the Closing will be duly executed by the Operating Partnership and enforceable against the Operating Partnership in accordance with their terms. Neither the execution and delivery of this Contribution Agreement nor the performance hereof will (i) be in violation of the organizational documents of the Operating Partnership, (ii) conflict with any law, decree, judgment, regulation or decree of any court or governmental agency, or (iii) conflict with any agreement or instrument to which the Operating Partnership or Pre Closing Partners or the Property are or may be bound.

                           C.  The information to be furnished by the Operating
Partnership on which the computation of prorations is based is (or will be as of the Closing Date) true, correct and complete in all material respects.

                           D.  The Post Closing Partners other than Contributor
(the "Other Post Closing Partners") are acquiring the OP Units for their own account, as principal, for investment, and not with a view toward resale or distribution thereof (other than assignment to an affiliate of Kimco realty Corporation in accordance with Section 5.8 herein.

                           E.  The Other Post Closing Partners shall be
receiving certificates for their post-Closing partnership interests and each one represents and warrants that it is an "Accredited Investor" as that term is defined under Regulation D under the Securities Act of 1933, as amended (the "1933 Act") by reason of the fact that it is an entity all of whose equity owners are Accredited Investors.

                           F.  The Other Post Closing Partners understand that
the OP Units have not been registered under the 1933 Act or the securities laws of any state and, as a result thereof, are subject to substantial restrictions on transfer.

                           G.  The Other Post Closing Partners understand that
(i) the Operating Partnership has no obligation or intention to register the OP Units for resale under any federal or state securities laws except as provided for in the Registration Rights Agreement, or to take any action (including the filing of reports or the publication of information required by Rule 144 under the 1933 Act) which would make available any exemption from the registration requirements of such laws, and (ii) therefore, the Other Post Closing Partners may be precluded from selling or otherwise transferring or disposing (other than pursuant to the terms and provisions of the Amended and Restated Limited

Partnership Agreement) of any OP Units or any portion thereof and may have to bear the economic risk of investment in the OP Units for an indefinite period.

                           H.  The Other Post Closing Partners shall accept the
certificates with the following legend appearing thereon:

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993, AS AMENDED (THE "ACT") AND, THEREFORE, CANNOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE ACT. IN ADDITION THE SECURITIES REPRESENTED HEREBY CANNOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

                           I.  The Operating Partnership and each Pre Closing
Partner has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. The returns and other information filed (or to be filed) are complete and accurate in all material respects. Neither the Operating Partnership nor any Pre Closing Partner has requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any Taxes that have not been filed.

                           J.  All Taxes of the Operating Partnership, in
respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, prior to the Closing Date, and the Operating Partnership has no material liability for Taxes in excess of the amounts so paid. All Taxes that the Operating Partnership has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be (prior to the Closing Date) duly paid to the proper taxing authority.

                           K.  The federal income tax returns of the Operating
Partnership have not been examined by the Internal Revenue Service, and no material deficiencies for Taxes of the Operating Partnership have been claimed, proposed or assessed by any taxing or other governmental authority against the Operating Partnership. There are no pending or, to the best knowledge of the Operating Partnership, threatened audits, investigations or claims for or relating to any material additional liability to the Operating Partnership in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of the Operating Partnership, or its counsel, is likely to result in a material additional liability to the Operating Partnership for Taxes. No audits of the Operating Partnership's federal, state, and local returns for Taxes by the relevant taxing authorities have occurred. The Operating Partnership has not been notified that any taxing authority intends to audit a return for any period. No extension of a statute of limitations relating to Taxes is in effect with respect to the Operating Partnership.

                           L.  There are no liens for Taxes (other than for
current Taxes not yet due and payable) on the Property.

                           M.  The Property does not, directly or indirectly,
secure any debt the interest on which is tax-exempt under Section 103(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                           N.  The Property is not required to be treated as
being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

                           O.  The Property is not "tax exempt use property"
within the meaning of Section 168(h) of the Code.

                           P.  The tax basis of the Personal Property owned by
the Operating Partnership is less than fifteen percent (15%) of the tax basis of the Property.

               For purposes of paragraphs I through P inclusive above,

               "Tax" or "Taxes" means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest and penalties, whether as a primary obligor or as a result of being a "transferor" (within the meaning of Section 6901 of the Code and any corresponding state and local law) of another person.

                                   EXHIBIT 13

                              FORM OF REA ESTOPPEL

                             [Letterhead of Target]

Bay Gard, Ltd./Kimco Bradenton 698, Inc.
c/o Kimco Realty Corporation
3333 New Hyde Park Rd., Suite 100
New Hyde Park, NY  11042-0020

Re: Operation and Easement Agreement dated March 27, 1991 between Dayton Hudson Corporation and Bayshore Gardens Venture, recorded at O.R. 1330, Page 1271 (the "OEA"), and Management Agreement of even date therewith (the "Management Agreement"); said OEA and Management Agreement, which cover the Shopping Center located in Bradenton, Florida, commonly known as Bayshore Gardens (the "Shopping Center"), being collectively referred to as the "REA"

Ladies and Gentlemen:

               We understand that Kimco Bradenton 698, Inc. ("Kimco") an affiliate of Kimco Realty Corporation has agreed to become a contributor and General Partner of Bay-Gard, Ltd. ("Operating Partnership"), the owner of the "Developer Tract" of the Shopping Center with the exception of certain outparcels thereof that were previously sold. In response to your request for certain information and confirmation from us before consummating such purchase, we (being sometimes referred to as "Target") hereby certify to and agree with you as follows:

         1. The REA is in full force and effect and has not been assigned, modified or amended. There are no outstanding uncured notices of default from the Target to the Operating Partnership or any other party under the REA. Target has not received any outstanding uncured notices of default from the Operating Partnership or any other party claiming a default under the REA. Neither Developer nor Target has any liens against the parcel of the other party arising from nonpayment or nonperformance under the REA.

         2. To the best of our knowledge, no default by the Operating Partnership exists in the performance of any obligation required by it under the REA, and to our best knowledge, no event has occurred which, with the passage of time or the giving of notice, would constitute a default by the Operating Partnership under the REA.

         3. To our best knowledge, no unperformed work or installations or unpaid amounts is required of or due from the Operating Partnership under the REA, and there exists no unresolved dispute (including without limitation any audit claim) with us concerning past or current amounts due the Operating Partnership or any predecessor in interest.

         4. An affiliate of the Operating Partnership, as Operator, is currently performing all common area maintenance and carrying all common area liability insurance required by or under the REA for the Developer Tract and the Target Tract.

         5. There have been no Common Area Rules adopted under Section 6.24 of the OEA.

         6. Circumstances have not arisen that would permit an exercise by Developer of any Repurchase Option set forth in OEA Section 6.28; and the Repurchase Option right in said Section 6.28(B) remains in full force and effect.

         7. All obligations of Developer under that certain Site Development Agreement of even date with the REA, and between the same parties thereto, have been fully performed and such agreement has terminated.

         8. Attached as Exhibit 7 is the most recent Budget under the Management Agreement, and same has been approved by us.

         The provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as owners of the parcels covered by the REA.

                                Very truly yours,


                                --------------------------------

                                By:
                                   -----------------------------

                                Name:
                                     ---------------------------

                                Title:
                                      --------------------------

                                   EXHIBIT 14

                                   NEW TENANTS

                    -----------------------------------------------
                    Coast Dental

                    -----------------------------------------------
                    Frayne Fashion

                    -----------------------------------------------
                    GTE Phonemart

                    -----------------------------------------------
                    Hallmark

                    -----------------------------------------------
                    Jo Ann Fabrics

                    -----------------------------------------------
                    Post Net Mail Center

                    -----------------------------------------------
                    M & M Cafe

                    -----------------------------------------------
                    Futon

                    -----------------------------------------------

                                   AMENDMENT
                                       TO
                             CONTRIBUTION AGREEMENT

     THIS AGREEMENT, made as of this 5th day of May, 1998 between BAYGARD, LTD., a Florida Limited partnership (the "Operating Partnership"), and KIMCO BRANDENTON 698, INC., a Florida corporation (the "Contributor").

                             W I T N E S S E T H :

     WHEREAS, Contributor, the Operating Partnership, and the partners of the Operating Partnership (collectively, the "Partners") entered into a certain Contribution Agreement dated as of April 6, 1998 (the "Contribution Agreement"); and

     WHEREAS, Contributor and the Operating Partnership wish to amend the Contribution Agreement so as to extend the Inspection Period.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, it is agreed as follows:

     1. The definition of "Inspection Period" on page 2 of the Contribution Agreement is hereby amended to provide that the Inspection Period shall expire at 7:00 PM on May 6, 1998.

     2. Except as expressly amended hereby, the parties acknowledge that the Contribution Agreement is and remains in full force and effect and has not been further modified or amended.

     3. To induce Contributor to enter into this Amendment, Operating Partnership hereby warrants that is has full power and authority to bind all Partners by entering into this instrument.

     4. This instrument may be executed and delivered via facsimile transmission.

     IN WITNESS WHEREOF, the parties have executed this instrument as of the date above set forth.

                                             BAY-GARD, LTD.

                                             By:  Midway Holdings, Inc.
                                                  General Partner


                                                  By: /s/ Eric Doy Howell
                                                     ---------------------------
                                                  Name:  Eric Doy Howell
                                                       -------------------------
                                                  Title: President
                                                        ------------------------


                                             KIMCO BRADENTON 698, INC.

                                             By: /s/ Bruce M. Kauderer
                                                --------------------------------
                                                     Bruce M. Kauderer
                                                     Vice President

                   AMENDMENT NO. 2 TO CONTRIBUTION AGREEMENT

     This Amendment No. 2 to Contribution Agreement, made as of this 6th day of May, 1998, between BAYGARD, LTD. a Florida Limited Partnership (the "Operating Partnership"), and Kimco Bradenton 698, Inc., a Florida corporation (the "Contributor").

                                   WITNESSETH

     WHEREAS, Contributor, the Operating Partnership and the partners of the Operating Partnership (collectively, the "Partners") entered into that certain Contribution Agreement dated as of April 6, 1998, as amended on May 5, 1998 (the "Contribution Agreement"); and

     WHEREAS, Contributor and the Operating Partnership wish to amend the Contribution Agreement so as to amend the form of Partnership Agreement for the Operating Partnership.

     NOW THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, it is agreed as follows:

     1. Exhibit 15 of the Contribution Agreement (the Amended and Restated Limited Partnership Agreement of Bay-Gard, Ltd.) is amended as follows:

     (a) Section 7.1.A(4) is amended by deleting the words "except as restricted pursuant to Section 7.1.C hereof".

     (b) Section 8.6 is amended by adding the following to the end of the section:

          "E. The General Partner may require that every Limited Partner Exchange all of the Partnership Units of the Limited Partners in connection with the sale or disposition by the Partnership of all or substantially all of the real properties of the Partnership to other than an Affiliate of the General Partner, subject to compliance with Section 7.2.D(2). In such event, the Exchange shall occur and be effective immediately prior to the date of such sale or disposition and the General Partner shall be deemed to have acquired all of the Partnership Units (and all capital accounts) prior to any Liquidating Event of the Partnership."

     (c) Section 7.2.D(2) is amended by inserting the words "or a loan secured by any real property of the Partnership" after the words "tax-free transaction" in the first line thereof and clause (ii) thereof shall be deleted.

     2. Except as expressly amended hereby, the parties acknowledge that the Contribution Agreement is and remains in full force and effect and has not been further modified or amended.

     3. To induce Contributor to enter into this Agreement, Operating Partnership hereby warrants that it has full power and authority to bind all Partners by entering into this instrument.

     4. This instrument may be executed and delivered in counterparts via facismile transmission.

     IN WITNESS WHEREOF, the parties have executed this instrument as of the date above set forth.

                                             BAY-GARD, LTD.

                                             By:  Midway Holdings, Inc.
                                                  General Partner


                                                  By: /s/ Eric Doy Howell
                                                     ---------------------------
                                                  Name:  Eric Doy Howell
                                                       -------------------------
                                                  Title: President
                                                        ------------------------


                                             KIMCO BRADENTON 698, INC.

                                             By: /s/ Bruce M. Kauderer
                                                --------------------------------
                                                     Bruce M. Kauderer
                                                     Vice President